FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 12.3% INCREASE IN SECOND QUARTER SALES
Affirms 2011 Guidance

New York, New York, July 26, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the second quarter of 2011 were approximately $121.1 million, a 12.3% increase from $107.8 million in the second quarter of 2010.  At comparable foreign currency exchange rates, second quarter net sales were up 4.7%.  Inter Parfums plans to issue its results for the second quarter of 2011 on or about August 9, 2011.

	Three months ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
	($ in millions)

European-based product sales	$ 106.5	$ 91.9	15.9%	$ 228.1	$ 200.2	13.9%
United States-based product sales....................	14.6	5.9	(8.2)%	26.3	26.9	(2.2)%
	$ 121.1	$ 107.8	12.3%	$ 254.4	$ 227.1	12.0%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, "The initial launch of the Jimmy Choo signature fragrance and the inclusion of legacy Montblanc fragrances plus Legend, a new scent for men, accounted for much of the increase in second quarter sales.  In addition, Interparfums Luxury Brands, our recently formed U.S. distribution subsidiary, contributed to the increase in second quarter sales.  That said, second quarter sales were less than expected due to the June opening of our new 340,000 square foot state-of-the-art distribution center outside of Paris.  With the transfer of inventory to the new distribution center, and certain other transitional issues, certain shipments that were scheduled for June were delayed until the third quarter."

Mr. Madar went on to say, "Also worth noting, there were no major launches in the current second quarter while during the first half of 2010, Burberry Sport and Oriens by Van Cleef & Arpels were rolling out.  We were very pleased by the strength of emerging markets with second quarter sales in local currency up 19% in South America, 16% in Eastern Europe, and 14% in Asia."

Discussing U.S.-based operations, Mr. Madar pointed out, "With most of our new specialty retail product introductions and holiday programs scheduled to ship in the second half, second quarter sales were modest, especially following the 6.5% increase in 2011 first quarter sales and the 16% sales growth achieved in 2010.  During the second quarter, we commenced shipments of Caciquebody for certain Lane Bryant stores, and initial indications are quite good.  We are especially enthusiastic about the launch of Betsey Johnson Too Too coming this fall, as well as our third bebe fragrance in as many years, Gold, coming to bebe stores next month."

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, "We remain on track to achieve our 2011 guidance, which calls for sales of approximately $550.0 million, with resulting net income attributable to Inter Parfums, Inc. of approximately $32.5 million or $1.05 per diluted share.  Guidance assumes the dollar remains at current levels."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron.  Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com